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                                                                   EXHIBIT 99.2

SELECTED FINANCIAL DATA

(Dollars in millions, except per share amounts)    1993         1992         1991        1990        1989        1988      1987
Net sales                                          $1,608        $1,553       $1,516      $1,547      $1,411      $1,303    $1,170
Earnings before interest and taxes                     92           131          148         176         165         150       121
Earnings from continuing operations
  before extraordinary items                           32            47           34          47          32          30         1
Earnings (loss) from
  discontinued operation                                -             -            -           -           -          (3)       (5)
Gain on sale of discontinued operation                  -             -            -           -          21           -        -
Extraordinary items                                     (7)         (22)           -          (1)         (5)          -         8
Net earnings                                            25           25           34          46          48          27         4
Preferred stock dividends
  and accretion                                          -           16           19          20          11          18        13
Per equivalent share of common stock:
  Earnings (loss) from
     continuing operations
     before extraordinary items                       $.64         $.73         $.44        $.83        $.56        $.30    $ (.58)
  Discontinued operation                                 -            -            -           -           -        (.08)     (.15)
  Gain on sale of
     discontinued operation                              -            -            -           -         .52           -         -
  Extraordinary items                                 (.14)        (.51)           -        (.03)       (.12)          -       .34
                                                     -----------------------------------------------------------------------------
  Net earnings (loss)                                $ .50        $ .22        $ .44       $ .80       $ .96       $ .22    $ (.39)
Dividends per share of common stock                      -            -            -           -           -           -         -
Total assets                                        $1,195       $1,151       $1,176      $1,188      $1,176      $1,392    $1,542
Long-term obligations:
  Long-term debt                                     $ 351        $ 369        $ 586       $ 603       $ 648       $ 798     $ 887
  Other                                                199          187          177         160         155         152       175
  $1.40 Senior Exchangeable
     Preferred Stock                                     -            -            -           -           -          86        84
  $1.50 Junior Exchangeable
     Preferred Stock                                     -            -           89          93          85           -         -
                                                     -----------------------------------------------------------------------------
  Total                                              $ 550        $ 556        $ 852       $ 856       $ 888      $1,036    $1,146

All financial information for 1992 and earlier periods has been restated to reflect the retroactive adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


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